Rules of Engagement in Light of BorgWarner’s Pending Acquisition of Delphi Technologies

On January 28, 2020, BorgWarner announced an all-stock transaction to acquire Delphi Technologies. Until the transaction closes, which is expected to occur in the second half of 2020, BorgWarner and Delphi Technologies will operate as separate, independent companies.

Between now and then, an integration planning team, led by Tania Wingfield from BorgWarner and Paul Farrell from Delphi Technologies, intend to develop a thoughtful integration plan focused on how best to bring our two companies together.

Coordinating business activities prior to closing is unlawful “gun jumping”, even when BorgWarner and Delphi Technologies don’t compete. Gun jumping is subject to significant penalties. As such, BorgWarner and Delphi Technologies MUST remain independent until the transaction closes. This is why, between now and close, planning is permitted BUT implementation is NOT.

Best Practices for Integration Planning

Conduct that is Generally Permissible
Formal/structure integration planning involving counsel	Transition teams enabling parties to integrate post-closing
Joint communications informing public about transaction	Evaluating organizational structure
Preparing post-closing processes and procedures	Normal course planning or action
Conduct that MUST be Avoided Prior to Close
Coordinating price terms	Assuming control over any business operations of seller
Allocating customers, territories or products	Joint advertising or marketing efforts
Agreeing to close any operations	Representing that the companies are operating jointly
Holding joint sales meetings with customers or clients	Agreeing to limit payment of bonuses or commissions
“Slow rolling” the negotiations of any contract	Transferring personnel

It is important that we speak with one voice. Consistent with company policy, please ensure that you and your teams direct any media inquiries to Scott Gallett, at (248) 373-3996 or sgallett@borgwarner.com, and analyst and investor inquiries to Patrick Nolan, VP Investor Relations, at (248) 754-0884 or pnolan@borgwarner.com. Similarly, please do not discuss this transaction on any social media platforms.

If customers or partners ask about this transaction, please stick to approved messages:

•
Acquiring Delphi Technologies represents the next step in our balanced propulsion strategy, strengthening our position in electrified propulsion as well as our combustion, commercial vehicle and aftermarket businesses.

•	Delphi Technologies will bring proven leading power electronics technologies, talent and scale that will complement our hybrid and electric vehicle propulsion offerings.

•	Once we complete the transaction, we would be able to offer customers a unique, more comprehensive portfolio of industry-leading propulsion products and systems across combustion, hybrid and electric.

•	Until the transaction closes, BorgWarner and Delphi Technologies will continue to operate as separate companies and we will conduct business as usual.

•	Your company contact will remain the same and you can expect the same innovative products and quality service that you have come to expect from us.

•	If you have any questions, please do not hesitate to reach out to your regular BorgWarner representative.

If you have additional questions, please contact your manager.

No Offer or Solicitation
This communication is being made in respect of the proposed acquisition (the “proposed transaction”) of Delphi Technologies PLC (“Delphi”) by BorgWarner Inc. (“BorgWarner”). This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the proposed transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. In connection with the proposed transaction, Delphi will file certain proxy materials, which shall constitute the scheme document and the proxy statement relating to the proposed transaction (the “proxy statement”). The proxy statement will contain the full terms and conditions of the proposed transaction, including details with respect to the Delphi shareholder vote in respect of the proposed transaction. Any decision in respect of, or other response to, the proposed transaction should be made only on the basis of the information contained in the proxy statement.
Participants in the Solicitation
Delphi, BorgWarner and certain of their respective directors, executive officers and employees may be deemed “participants” in the solicitation of proxies from Delphi shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and any other relevant documents to be filed with the Securities and Exchange Commission (the “SEC”). You can find information about Delphi’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019, and certain of Delphi’s Current Reports on Form 8-K filed with the SEC on January 7, 2019 and July 30, 2019. You can find information about BorgWarner’s directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.
Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed transaction. In connection with the proposed transaction, Delphi will file with the SEC and furnish to Delphi’s shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi’s shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement (if any) carefully and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction.
Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Delphi’s and BorgWarner’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, are available free of charge through Delphi’s and BorgWarner’s websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.
Forward-Looking Statements
This communication may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi’s or BorgWarner’s respective current views with respect to future events, including the proposed transaction, and financial performance or that are based on their respective management’s current outlook, expectations, estimates and projections, including with respect to the combined group following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi’s or BorgWarner’s respective operations and business environment, which may cause the actual results of Delphi or BorgWarner to be materially different from any future results. All statements that address future operating, financial or business performance or Delphi’s or BorgWarner’s respective strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “could,” “designed,” “effect,” “evaluates,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “pursue,” “seek,” “target,” “when,” “will,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the proposed transaction will not be pursued; failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock and on Delphi’s or BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi’s businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi’s ordinary shares or BorgWarner’s shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined group following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi’s or BorgWarner’s control.
For additional information about these and other factors, see the information under the caption “Risk Factors” in Delphi’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” filed on February 21, 2019, and the information under the caption “Risk Factors” in BorgWarner’s most recent Annual Report on Form 10-K filed with the SEC and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on February 19, 2019.
Delphi’s and BorgWarner’s forward-looking statements speak only as of the date of this communication or as of the date they are made. Delphi and BorgWarner each disclaim any intent or obligation to update or revise any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as may be required by law. All subsequent written and oral forward-looking statements attributable to Delphi, BorgWarner or their respective directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.
General
The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person.
Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Delphi shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.